Exhibit 10.30
Certificate Number: [[GRANTNUMBER]]

Universal Electronics Inc.
Performance-Based Stock Unit Award Agreement

    This Performance-Based Stock Unit Award Agreement (the “Agreement”) is made as of XXX, 20XX (the “Grant Date”) by and between Universal Electronics Inc., a Delaware corporation (the “Corporation”), and the undersigned employee (the “Employee”). The Corporation has granted, pursuant to the Universal Electronics Inc. Amended and Restated 2018 Equity and Incentive Compensation Plan (the “Plan”), to the Employee an award of performance-based stock units, which are “Restricted Stock Units” under the Plan (the “PSUs”), subject to the terms and conditions set forth in this Agreement. As used in this Agreement, the term “Corporation” shall include, where applicable, any and all of its subsidiaries or related entities. Any capitalized term used in this Agreement that is not defined herein shall have the meaning thereof set forth in the Plan, a copy of which can be obtained by written request to the Corporation’s Chief Financial Officer.

    Whereas, the Board of Directors of the Corporation (the “Board”) has approved the Plan;

    Whereas, the Board has designated and empowered the Compensation Committee of the Board (the “Committee”) to administer the Plan; and

    Whereas, the Committee has authorized grants of PSUs to Eligible Persons, payable in shares of the Corporation’s Common Stock, par value $0.01 per share (each, a “Share”), pursuant to the terms and conditions set forth in the Plan and in this Agreement.

    Now, Therefore, the parties, intending to be legally bound, hereto agree as follows:

1.Grant of the PSUs. Subject to the terms and conditions set forth herein, the Employee is hereby granted a target number of [___] PSUs on the Grant Date. Each earned and vested PSU shall represent the right of the Employee to receive one Share subject to and upon the terms and conditions of this Agreement, the Plan and the achievement of the performance goals approved by the Committee, as set forth or contemplated in the Statement of Performance Goals attached hereto (the “Statement of Performance Goals”).

2.Performance Condition; Vesting of the PSUs; Issuance and Delivery of Shares.
(a)Subject to the terms and conditions set forth in this Agreement and in the Statement of Performance Goals, each Tranche (as defined in the Statement of Performance Goals) of PSUs shall vest upon the later of (i) the Committee’s certification of the achievement of the relevant performance goals for such Tranche (as defined in the Statement of Performance Goals) (the “Certification Date”) and (ii) the relevant Retention Date (as defined in the Statement of Performance Goals) for such Tranche as set forth in the Statement of Performance Goals (each such later date, a “Regular Vesting Date”), provided that the Employee remains continuously employed by the Corporation or a Subsidiary through the later of the applicable Performance Date (as defined in the Statement of Performance Goals) for such Tranche and the applicable Retention Date for such Tranche. Any PSUs that do not so vest will be forfeited, including, except as provided in Section 4 below, if the Employee ceases to be continuously employed by the Corporation or a Subsidiary for any reason prior to the end of the Performance Period (as defined in the Statement of Performance Goals). For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Employee’s employment with the Corporation or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in he case of transfers between locations of the Corporation and its Subsidiaries.

(b)Subject to Sections 6 and 7 of this Agreement and except as set forth in Sections 4(a) and 4(b), as soon as administratively practicable after each Regular Vesting Date, the Corporation shall issue and deliver to the Employee (or the Employee’s estate or legal representative, in the event of Employee’s death or “Total Disability” (as such term is defined in Section 4(d))) one (1) Share free and clear of any restrictions for each vested PSU. Such issued and delivered Shares shall be in book-entry form maintained by the Corporation’s Transfer Agent and shall otherwise be transferable utilizing the Corporation’s Direct Registration System and Profile Modification System.

3.Effect of Termination of Employment. Except as set forth in Section 4, in the event that the Employee’s employment with the Corporation or a Subsidiary is terminated for any reason, any PSUs that are unvested as of such date shall be immediately forfeited and cancelled without further action by the parties hereto, and the Employee shall no longer have any rights with respect to the forfeited and cancelled PSUs (or any Dividend Equivalents (as defined in Section 5 hereof) with respect thereto). Notwithstanding the foregoing, in the event that the Employee’s employment with the Corporation or a Subsidiary terminates between a Performance Date and the corresponding Certification Date for a particular Tranche but after the applicable Retention Date for such Tranche, the Employee will remain entitled to vest in the PSUs for such Tranche upon the Certification Date.

4.Effect of Certain Qualifying Terminations of Employment and Effect of Change In Control.

(a)Notwithstanding anything to the contrary in this Agreement, in the event that the Employee’s employment with the Corporation is terminated (i) by the Corporation without “Cause,” (ii) by the Employee as the result of a “Constructive Termination” (as such term is defined in Section 4(c) below), (iii) as a result of the Employee’s death, or (iv) as a result of the Employee’s Total Disability, in each case prior to the end of the Performance Period, then the unvested PSUs shall remain outstanding and eligible to vest (subject to achievement of the relevant performance goals) as if the Employee’s employment had not so terminated as follows: Each Tranche of PSUs shall vest upon (x) the date of such termination if the Certification Date for such Tranche has already occurred as of the termination date or (y) the Certification Date for such Tranche (or upon an earlier Change in Control as described in Section 4(b) below). Subject to Sections 6 and 7 of this Agreement, as soon as administratively practicable after any PSUs vest in accordance with this Section 4(a), the Corporation shall issue and deliver to the Employee (or the Employee’s estate or legal representative, as applicable) one (1) Share free and clear of any restrictions for each vested PSU.

(b)Notwithstanding anything to the contrary in this Agreement, in the event that (i) a “Change in Control” occurs and (ii) except as provided in Section 4(a), the Employee remains continuously employed through the effective date of such Change in Control, any then-unvested Tranche of PSUs shall vest in accordance with Section 3(b) of the Statement of Performance Goals. Any PSUs that do not so vest in accordance with this Section 4(b) upon such Change in Control shall be immediately forfeited. Subject to Sections 6 and 7 of this Agreement, as soon as administratively practicable after any PSUs vest in accordance with this Section 4(b), the Corporation shall issue and deliver to the Employee (or the Employee’s estate or legal representative, as applicable) one (1) Share free and clear of any restrictions for each vested PSU.

(c)(i) For purposes of this Agreement, “Constructive Termination” shall mean the termination of the Employee’s employment with the Corporation by the Employee within eighteen (18) months after the occurrence of a material diminution in the Employee’s authority, duties, or responsibilities; provided that a termination by the Employee will only constitute a Constructive Termination if (A) the Employee gives the Corporation a “Notice of Constructive Termination” (as defined in Section 4(c)(ii) below) within ninety (90) calendar days following the occurrence of the event that constitutes a Constructive Termination and (B) the Corporation fails to remedy the event constituting a Constructive Termination within thirty (30) calendar days after receipt of the Notice of Constructive Termination from the Employee. If the Employee determines that a Constructive Termination exists and timely files a Notice of Constructive Termination, such determination shall be presumed to be true and the Corporation will have the burden of proving that a Constructive Termination does not exist. Failure of the Employee to provide a Notice of Constructive Termination within the 90-day period described above shall be conclusive proof that the Employee shall not have a Constructive Termination.

(ii)For purposes of this Section 4(c), “Notice of Constructive Termination” shall mean a written notice by the Employee to the Corporation which sets forth in reasonable detail the specific reason for a termination of employment for Constructive Termination and the facts and circumstances claimed to provide a basis for such termination and is provided to the Corporation in accordance with the terms set forth in Section 4(c)(i) above.

(d)For purposes of this Agreement, “Total Disability” shall mean that (i) the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Corporation.
5.Employee’s Rights as Stockholder. Prior to the vesting of the PSUs and delivery of Shares pursuant thereto, the Employee shall have no rights as a stockholder with respect to the Shares to be issued upon the vesting of the PSUs. However, the Employee shall be credited with an amount equal to all cash dividends (“Dividend Equivalents”) that would have been paid to the Employee if one Share had been issued to the Employee on the Grant Date for each PSU granted to the Employee as set forth in this Agreement. In the event of, and contingent upon, the vesting of the PSUs, in addition to the issuance and delivery of Shares in accordance with Section 2 (or Section 4(a) or 4(b), as applicable), the Employee shall be entitled to payment of the Dividend Equivalents in cash.

6.Taxes. The Employee shall be liable for any and all applicable federal, state and local tax withholding requirements arising out of this grant or the vesting of the PSUs hereunder. Employee shall satisfy his or her withholding tax obligation in accordance with Employee’s selection of one of the withholding options defined below which Employee shall make immediately prior to each vesting date via the participant portal and Employee agrees that each such selection is irrevocable.

(a)Share Withholding. The Employee hereby authorizes the Corporation to withhold the number of Shares required to satisfy the tax withholding obligations due on the vesting date from the Shares to be issued upon the vesting of PSUs.

(b)Cash Payment. The Employee hereby agrees to deliver payment to the Corporation on the vesting date in an amount equal to the amount required to satisfy the tax withholding obligations due on the vesting date as determined by the Corporation.

    The Employee further agrees that the issuance and delivery of the Shares in accordance with Section 2 is conditioned on the payment by Employee to the Corporation of an amount equal to the taxes required to be withheld by the Corporation as a result of the vesting of the PSUs and that no such Shares shall be issued and delivered to Employee until Employee’s tax withholding obligations have been satisfied.

7.Transferability of PSUs. The PSUs or any of the rights granted hereunder may not be sold, pledged or otherwise transferred otherwise than by will or the laws of descent and distribution.

8.Notices. Any notice or demand provided for in this Agreement must be in writing and must be either personally delivered, delivered by overnight courier, or mailed by first class mail, to the Employee at the Employee’s most recent address on file in the records of the Corporation, and to the Corporation at 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, Attention: Chief Financial Officer (with a copy to the Corporation’s legal department), or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice or demand under this Agreement will be deemed to have been given when received.

9.Severability. This Agreement and each provision hereof shall be valid and enforced to the fullest extent permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its fullest extent, such provision shall be enforced to the maximum extent permitted by law, and the parties hereby agree that such scope may be judicially modified accordingly.

10.Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11.No Promise of Employment. Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant the Employee any right to remain in the employ of the Corporation.

12.Counterparts. This Agreement may be executed by way of facsimile or electronic signature in separate counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

13.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Employee, the Corporation and their respective permitted successors and assigns (including personal representatives, heirs and legatees), and is intended to bind all successors and assigns of the respective parties, except that the Employee may not assign any of the Employee’s rights or obligations under this Agreement except to the extent and in the manner expressly permitted within this Agreement.

14.Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement, without the necessity of posting bond or any other security.

15.Waiver or Modification. Any waiver or modification of any of the provisions of this Agreement shall not be valid unless made in writing and signed by the parties hereto. A waiver by either party of any breach of this Agreement shall not operate as a waiver of any subsequent breach.

16.Governing Law. This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the state of Delaware without reference to principles of conflict of laws.

17.Code Section 409A. This Agreement is intended to be interpreted and applied so that the Award set forth herein shall be exempt from the requirements of Section 409A of the Code and the final Treasury Regulations promulgated thereunder (collectively, “Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A.  To the extent that the Corporation determines that any provision of this Agreement would cause the Optionee to incur any additional tax or interest under Section 409A, the Corporation shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A through good faith modifications.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Optionee and the Corporation without violating the provisions of Section 409A. Neither the Corporation nor any employee, director or officer thereof guarantees that this Agreement complies with Section 409A and no such party shall have any liability with respect to any failure of this Agreement to so comply.
In Witness Whereof, the parties have executed this Agreement electronically via the participant portal as of the date first above written.

Employee                        Universal Electronics Inc.

By:
Name:	Its:	Chief Executive Officer

Statement of Performance Goals For
Performance-Based Stock Units

This Statement of Performance Goals applies to the PSUs granted to the Employee on the Grant Date and applies with respect to the Performance-Based Stock Unit Award Agreement between the Corporation and the Employee (the “Agreement”). The PSUs are subject to all of the terms and conditions in the Agreement and in the Plan.

1.Definitions. Capitalized terms used in the Agreement that are not specifically defined in this Statement of Performance Goals have the meanings assigned to them in the Agreement or if not defined therein, in the Plan. For purposes of this Statement of Performance Goals:
(a)“Performance Date” means, in the event a VWAP Goal (as defined below) is achieved for a particular Tranche, the first date as of which the VWAP Goal for such Tranche is achieved.
(b)“VWAP” means the trailing forty-five (45) day volume-weighted average price of the Shares. VWAP will be calculated using the daily high/low average price and total daily volume, each as presented by Yahoo Finance.

2.Performance Period.
(a)Performance Period:     XXX, 20XX through XXX, 20XX
(b)Potential Payout %:        0% to 100%

3.Performance Goals.
(a)General Vesting. The target PSUs are divided into three vesting tranches (each, a “Tranche”). The PSUs in each Tranche shall vest upon the later of (i) the Committee’s certification of the achievement of the following VWAP applicable to each Tranche (the “VWAP Goal”), (which achievement must occur prior to the end of the Performance Period) and (ii) the relevant Retention Date for each Tranche as set forth below, subject to the Employee’s continued employment with the Corporation or its Subsidiary through the later of the applicable Performance Date and Retention Date for such Tranche, except as provided in Section 4 of the Agreement.

	Number of PSUs	VWAP Goal	Retention Date
Tranche 1	1/3 of target	$XXX per Share	XXX, 20XX
Tranche 2	1/3 of target	$XXX per Share	XXX, 20XX
Tranche 3	1/3 of target	$XXX per Share	XXX, 20XX

(b)Change in Control Vesting. In the event that a Change in Control occurs, any then-unvested Tranche of PSUs shall vest upon the achievement of the following Change in Control price applicable to each Tranche (the “CIC Price Goal”), subject to the Employee’s continued employment with the Corporation or its Subsidiary through the effective date of the Change in Control, except as provided in Section 4 of the Agreement.

	Number of PSUs	CIC Price Goal
Tranche 1	1/3 of target	$XXX per Share
Tranche 2	1/3 of target	$XXX per Share
Tranche 3	1/3 of target	$XXX per Share

4.Certification. The Committee shall periodically assess whether the VWAP for a particular Tranche has been achieved, and, if it concludes that such VWAP Goal has been achieved, shall

(a) promptly certify such achievement and (b) determine the Performance Date on which such VWAP Goal was first achieved. For the avoidance of doubt, the Committee may certify the achievement of the VWAP Goal for any Tranche following the last day of the Performance Period, provided that the applicable Performance Date occurred prior to the end of the Performance Period.

5.Expiration. Any outstanding, unvested PSUs for any Tranche with respect to which the Performance Date has not occurred on or prior to the end of the Performance Period will be immediately forfeited immediately following the end of the Performance Period.